Exhibit 99.1

FOR IMMEDIATE RELEASE

October 14, 2005

A. O. Smith announces third quarter earnings

Milwaukee, Wis.—A. O. Smith Corporation (AOS-NYSE) today announced third quarter earnings of $9.7 million or $.32 per share. The reported earnings include an after-tax charge of $2.0 million or $.07 per share for restructuring and other charges related to previously discussed repositioning activities in the company’s motor business.

Excluding the charge, third quarter earnings were $11.7 million or $.39 per share compared with $3.0 million or $.10 per share in 2004. Sales for the three-month period ending September 30 were $408 million, compared to $390 million in the same period in 2004.

For the first nine months of 2005, A. O. Smith earned $30.5 million or $1.01 per share compared with nine-month 2004 earnings of $31.0 million or $1.04 per share. Excluding an after-tax charge of $10.5 million for restructuring and other charges or $.35 per share, primarily related to closing the company’s Bray, Ireland, motor facility, nine month earnings were $41.0 million or $1.36 per share.

Sales for the nine months ending September 30, 2005, were approximately $1.26 billion, similar to nine month sales in 2004.

“A. O. Smith made good progress during the third quarter,” Chairman and Chief Executive Officer Robert J. O’Toole commented. “We believe unusually high wholesale water heater industry inventories, a problem in the second quarter, have returned to more normal levels. In addition, our year-to-date company-wide gross profit margin has improved nicely over the prior year. Furthermore, the working capital initiatives we have implemented throughout the year have resulted in significant improvements in cash flow.”

Electrical Products

Third quarter sales of $211 million in the company’s electric motor operation were modestly lower than 2004 as a result of softer sales for HVAC applications.

Operating profit in the third quarter, which reflects a $3.0 million pretax charge for restructuring and other charges, was $11.6 million compared with $12.6 million in the third quarter of 2004.

Water Systems

Sales in the company’s Water Systems business improved 14 percent to $199 million compared with the third quarter of 2004. Operating earnings improved to $14.5 million compared with an operating loss of $2.1 million in the third quarter of 2004 as a result of a return to gross profit margins closer to historical levels, improved operating efficiencies, and the incremental earnings from a 50 percent increase in sales in the company’s China-based water heater operation.

GSW Acquisition

On June 24th the company announced that it was in discussions to acquire GSW, Inc. of Canada, a manufacturer and marketer of consumer durable products, including water heaters and building products. GSW had 2004 sales of approximately $470 million (US).

The acquisition is subject to regulatory review in both the United States and Canada and on July 24, the U.S. Department of Justice submitted a second request for information. A. O. Smith and GSW expect decisions by regulatory bodies in both jurisdictions by mid-December.

Outlook

“We are now projecting that full-year earnings for 2005 will range between $1.35 and $1.45 per share, or $1.70 and $1.80 per share before restructuring and other charges of approximately $10.7 million after taxes or $.35 per share,” commented O’Toole.

“The earnings estimate excludes the potential favorable impact of a significant pre-buy of motors related to the implementation of the new 13 SEER energy efficiency mandate.”

A.O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; adverse changes in general economic conditions; and the potential that assumptions on which the company based its expectations are inaccurate or will prove to be incorrect.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a diversified manufacturer serving customers worldwide. It is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic, fractional horsepower, and integral horsepower motors for residential, commercial, and industrial applications. The company also is a leading manufacturer and marketer of residential and commercial water heating equipment, offering some of the best-known water heater brands in the industry including A. O. Smith, State, and Reliance. The company employs approximately 16,500 people at facilities in the United States, Mexico, England, Hungary, the Netherlands, and China.

A. O. SMITH CORPORATION AND SUBSIDIARIES

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2005	2004	2005	2004
Net sales	$408.4	$389.9	$1,255.2	$1,243.7
Cost of products sold	327.4	327.9	1,002.0	1,015.1

Gross profit	81.0	62.0	253.2	228.6

Selling, general and administrative	59.7	57.4	182.5	175.0
Restructuring and other charges	3.0	—	12.5	—
Interest expense	3.2	3.3	10.0	9.6
Other expense	0.7	0.4	1.5	0.9

	14.4	0.9	46.7	43.1
Tax provision (credit)	4.7	(2.1)	16.2	12.1

Net Earnings	$9.7	$3.0	$30.5	$31.0

Net Earnings Per Share of Common Stock (Diluted)	$0.32	$0.10	$1.01	$1.04

Average Common Shares Outstanding (000’s omitted)	30,295	29,856	30,145	29,894

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	September 30 2005	December 31 2004
ASSETS:
Cash and cash equivalents	$52.6	$25.1
Receivables	280.4	281.6
Inventories	213.2	233.5
Deferred income taxes	7.8	10.9
Other current assets	32.4	33.9

Total Current Assets	586.4	585.0

Net property, plant and equipment	347.8	358.8
Goodwill and other intangibles	313.5	313.2
Other assets	22.7	55.8

Total Assets	$1,270.4	$1,312.8

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$183.8	$158.8
Accrued payroll and benefits	33.2	28.3
Product warranty	16.5	17.5
Long-term debt due within one year	10.9	8.6
Other current liabilities	38.0	32.0

Total Current Liabilities	282.4	245.2

Long-term debt	197.5	272.5
Other liabilities	95.9	102.8
Pension liability	61.3	87.9
Deferred income taxes	17.3	13.8
Stockholders’ equity	616.0	590.6

Total Liabilities and Stockholders’ Equity	$1,270.4	$1,312.8

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Nine Months ended September 30
	2005	2004
Operating Activities
Continuing
Net earnings	$30.5	$31.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation & amortization	38.9	40.0
Net change in current assets and liabilities	60.6	(43.2)
Net change in noncurrent assets and liabilities	5.7	(2.7)
Other	3.4	2.3

Cash Provided by Operating Activities	139.1	27.4

Investing Activities
Acquisition of business	—	(2.3)
Capital expenditures	(31.1)	(30.8)

Cash Used in Investing Activities	(31.1)	(33.1)

Financing Activities
Long-term debt incurred	—	21.7
Long-term debt retired	(72.8)	(2.1)
Other stock transactions	7.7	3.0
Dividends paid	(14.2)	(13.5)

Cash Provided by (Used in) Financing Activities	(79.3)	9.1
Discontinued
Cash Used in Discontinued Operations	(1.2)	(0.3)

Net increase in cash and cash equivalents	27.5	3.1
Cash and cash equivalents - beginning of period	25.1	18.7

Cash and Cash Equivalents - End of Period	$52.6	$21.8

A. O. SMITH CORPORATION AND SUBSIDIARIES

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended September 30		Nine Months ended September 30
	2005	2004	2005	2004
Net sales
Electrical Products	$211.0	$215.9	$652.5	$667.1
Water Systems	199.0	174.0	605.5	576.6
Inter-Segment Sales	(1.6)	—	(2.8)	—

	$408.4	$389.9	$1,255.2	$1,243.7

Operating earnings
Electrical Products (1)	$11.6	$12.6	$30.1	$47.1
Water Systems	14.5	(2.1)	54.1	25.4

	26.1	10.5	84.2	72.5

Corporate expenses (2)	(8.5)	(6.3)	(27.5)	(19.8)
Interest expense	(3.2)	(3.3)	(10.0)	(9.6)

Earnings before income taxes	14.4	0.9	46.7	43.1

Tax provision (credit)	4.7	(2.1)	16.2	12.1

Net earnings	$9.7	$3.0	$30.5	$31.0

(1) includes pretax restructuring and other charges of:	$3.0		$11.3
(2) includes pretax restructuring and other charges of:	$—		$1.2